Exhibit 99.1
CLEAR CHANNEL COMMUNICATIONS, INC. IN DISCUSSIONS WITH PRIVATE EQUITY GROUP CO-LED BY THOMAS
H. LEE PARTNERS, L.P. AND BAIN CAPITAL PARTNERS, LLC REGARDING A REVISED MERGER PROPOSAL
Special Meeting Rescheduled to May 22, 2007 to Provide Board of Directors Time to
Complete Discussions and Consult With Shareholders
SAN ANTONIO—(BUSINESS WIRE)—Clear Channel Communications, Inc. (NYSE:CCU — News) today announced that the board of directors is in discussions with the private equity group co-led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. regarding a possible change in the terms and structure of the proposed merger between an affiliate of the private equity group and Clear Channel.
Currently under discussion is a proposal that contemplates (i) an increase in the merger consideration to be paid to all shareholders from $39.00 to $39.20 per share and (ii) the opportunity for each unaffiliated shareholder to elect between cash and stock in the surviving corporation in the merger (up to an aggregate cap equivalent to 30% of the outstanding shares immediately following the merger (or approximately 6% before the merger)).
The board of directors rescheduled the Special Meeting of Shareholders to Tuesday, May 22, 2007, at 1:00 p.m., Central Daylight Savings Time, to allow the board of directors sufficient time to complete its discussions with the private equity group, consult with its significant shareholders and further develop the buyer’s proposal to issue in the merger equity in the surviving corporation.
On May 3, 2007, the board of directors of Clear Channel, with L. Lowry Mays, Mark Mays, Randall Mays and B.J. McCombs recused from the vote, determined not to accept a similar proposal from the private equity group, citing concerns that the change in structure would require a delay in the date of the special meeting of up to 90 days with no certainty that the merger would be approved by the Company’s shareholders. Since that time, a number of shareholders of Clear Channel, including some of its largest shareholders, have contacted members of the board or its financial advisor and asked the board to delay the date of the special meeting in order to provide them an opportunity to consult with the board on the proposed change in structure and terms.
Shareholders of record as of March 23, 2007 will remain entitled to vote at the Special Meeting to be held on May 22, 2007. The proxy cards previously mailed to shareholders remain valid. If you previously submitted a validly executed proxy card for the Special Meeting, which proxy has not been subsequently revoked, and you were a holder of record as of 5:00 p.m. Central Daylight Savings Time on March 23, 2007, your vote will be recorded as indicated on your proxy card or if you signed and dated your proxy card but did not indicate how you wished to vote, your proxy will be voted in favor of the adoption of the merger agreement.
Shareholders with questions about the merger or how to vote their shares should call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll free at 877-456-3427.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU — News) is a global media and entertainment company specializing in “gone-from-home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
The Company has previously filed a proxy statement and supplement to proxy statement and other documents regarding the proposed acquisition of the Company with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS OF CLEAR CHANNEL COMMUNICATIONS ARE URGED TO READ THE PROXY STATEMENT AND ALL SUPPLEMENTS TO THE PROXY STATEMENT REGARDING THE ACQUISITION, CAREFULLY IN THEIR ENTIRETY.

Certain Information Concerning Participants
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transactions. Information concerning the interests of the Company and the other participants in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission.
B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (collectively, the “Fincos”) and certain affiliates and representatives of the Fincos may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transactions. Information concerning the interests of the Fincos and their affiliates and representatives in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Clear Channel Communications, Inc., San Antonio
Investors:
Randy Palmer, 210-822-2828
Senior Vice President of Investor Relations
or
Media:
Lisa Dollinger, 210-822-2828
Chief Communications Officer
or
Brainerd Communicators Media:
Diana Brainerd, 212-986-6667
or
Joele Frank, Wilkinson Brimmer Katcher:
Joele Frank or Steve Frankel, 212-355-4449
or
Kekst and Company:
Jeffrey Taufield, 212-521-4815